UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2010

KB HOME
 (Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 231-4000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of Material Definitive Agreement.

On March 24, 2010, pursuant to the terms of the Revolving Loan Agreement dated as of November 22, 2005 among KB Home (the “Company”), the banks party thereto and Bank of America, N.A., as Administrative Agent, as amended (the “Revolving Loan Agreement”), the Company notified the Administrative Agent of the Company’s decision to exercise its right to terminate permanently the entire commitment under the Revolving Loan Agreement, and, as a result, to terminate the terms of the Revolving Loan Agreement, effective, in each case, five (5) business days following delivery of the notice, or March 31, 2010. On the date the Company provided the notice, the commitment under the Revolving Loan Agreement was $200 million, with no borrowings outstanding. In addition, there was approximately $106 million in outstanding letters of credit under the Revolving Loan Agreement. Upon the termination of the Revolving Loan Agreement, the then-outstanding letters of credit under the Revolving Loan Agreement will be transferred to a cash-collateralized letter of credit facility that the Company has established with Bank of America, N.A. The Company is terminating the Revolving Loan Agreement and entering into the cash-collateralized letter of credit facility as a cost savings measure. The Company may enter into similar letter of credit facilities with other financial institutions.

Item 8.01. Other Events.

With the termination of the Revolving Loan Agreement described in Item 1.02 of this Form 8-K, the Company’s wholly-owned subsidiaries KB HOME Sacramento Inc., KB HOME South Bay Inc., KB HOME Phoenix Inc., KB HOME Nevada Inc., KB HOME Colorado Inc. and KB HOME Lone Star Inc. will be automatically and unconditionally released and discharged from the guaranty of the Company’s outstanding senior notes pursuant to the terms of the indenture for the notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2010

KB Home

By: /s/ William R. Hollinger
William R. Hollinger
Senior Vice President and Chief Accounting Officer